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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                       Form 8-K


                                    Current Report

                           Pursuant to Section 13 or 15(d) of
                           the Securities Exchange Act of 1934



             Date of Report (Date of earliest event reported) - May 5, 1999




                                   PREMIER PARKS INC.

                (Exact name of registrant as specified in its charter)



           DELAWARE                     1-13703                  13-3995059
                                      -----------
(State or other jurisdiction          (Commission             (I.R.S. Employer
     of incorporation)                File Number)           Identification No.)



                              11501 Northeast Expressway
                            Oklahoma City, Oklahoma 73131
             (Address of principal executive offices, including zip code)


        Registrant's telephone number, including area code - (405) 475-2500



            (Former name or former address, if changed since last report)



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 ITEM 5. OTHER EVENTS

       On May 4, 1999, Premier Parks Inc. acquired Reino Aventura, the largest theme park in Mexico, for a cash purchase price of $59 million. Reino Aventura is located on a site of approximately 107 acres in Mexico City. The park first opened in 1982. In 1998, the park achieved attendance of approximately 1.7 million and revenues and EBITDA of approximately $27 million and $7.5 million, respectively (U.S. dollar equivalent).

       In addition, Premier has entered into an agreement to purchase Splashtown Water Park, a large water park located in Houston, Texas on over sixty (60) acres in Houston, Texas. Splashtown generated approximately 465,000 in attendance in 1998. Premier also operates the Six Flags AstroWorld and WaterWorld parks in Houston. The closing of the acquisition of Splashtown complex is expected to occur this month, following satisfaction of customary closing conditions.

       Premier has also entered into an agreement to purchase the White Water-Atlanta Water Park and American Adventures Entertainment Park, located in Atlanta, Georgia. The closing of the acquisition of the White Water-Atlanta Water Park complex are expected to occur this month, following satisfaction of customary closing conditions. The White Water-Atlanta complex has averaged attendance of approximately 600,000 over the past five years. Premier also operates the Six Flags Over Georgia theme park in Atlanta.

       Upon conclusion of these transactions, Premier will have thirty-four
 (34) parks throughout North America and Europe.


 ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

 (c)   Exhibits

         99.1  Press Release, dated May 5, 1999.



                                   -2-

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                                SIGNATURE


           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                PREMIER PARKS INC.



                                              By:   /s/ James F. Dannhauser
                                                 --------------------------
                                                 Name:  James F. Dannhauser
                                                 Title: Chief Financial Officer


 Dated:  May 7, 1999


                                    -3-

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                                   Exhibit Index
                                   -------------


 Exhibit                 Description
 -------                 -----------
 99.1                    Press Release, dated May 6, 1999.